IRREVOCABLE PROXY COUPLED WITH AN INTEREST



     Know All Men by These Presents, that the undersigned, a stockholder of Delta Parts, Inc. ("DPI"), a Minnesota corporation, holding shares of DPI's Common Stock, $0.01 par value per share (herein called the "Stock") does hereby make, constitute and appoint Mark S. Weitz, a partner in the Minneapolis, Minnesota law firm of Leonard, Street & Deinard PA, special counsel to DPI, with full power of substitution, the true and lawful attorney and proxy of the undersigned for and in his name, place and stead to attend all meetings of the stockholders of DPI, to receive notices thereof and to vote any and all shares of the Stock at all times standing in the name of the undersigned at all meetings of the stockholders or any adjournment or adjournments thereof for the purpose of voting on that certain Agreement and Plan of Reorganization, dated as of October 15, 1996, by and among ExpressPoint Technology Services, Inc., Delta Acquisition Corp. and DPI (the "Agreement") and to exercise all consensual or other voting rights with respect to such shares of Stock with regard to such matter. The undersigned hereby confirms that this proxy is given in connection with the Agreement, that the undersigned will receive substantial consideration for the Stock under the Agreement and that this proxy is coupled with an interest and is irrevocable, for the period from the date hereof until the termination of the Agreement. The undersigned hereby ratifies and confirms all that the said proxy may lawfully do or cause to be done by virtue hereof. Given at , this th day of October, 1996.